Shareholder Meeting Results

AllianzGI Focused Growth Fund (formerly known as Allianz AGIC Growth Fund) held a meeting of shareholders on July 18, 2012, which was adjourned to August 15, 2012, and then to September 19, 2012.

Shareholders voted as indicated below:

                                          For         Against           Abstain

Approval of RCM Capital                9,058,243       437,704        1,283,223
Management LLC as the new subadviser
to the Fund and the terms
of a Portfolio Management Agreement
relating to the Fund between
Allianz Global Investors Fund
Management LLC and RCM
Capital Management LLC.